EXHIBIT 99.1

ILLUMINA ANNOUNCES CORPORATE REORGANIZATION

San Diego, CA, January 4, 2008 – Illumina, Inc. (NASDAQ: ILMN) today announced that it has reorganized its operating structure to further leverage the synergies between its sequencing and genotyping businesses. Under the new structure, a newly created Life Sciences Business Unit will include all products and services related to the research market namely the BeadArray, BeadXpress and Sequencing product lines. The Company has also created a Diagnostics Business Unit to put more focus on the emerging opportunity in molecular diagnostics. The Diagnostics Business Unit will develop diagnostic content for the BeadXpress system, and ultimately for Illumina’s Sequencing products.

“Over the last few years we have experienced incredible growth. This new organizational structure provides the foundation to continue scaling our global operations and more effectively leverage our technology assets to capitalize on future opportunities. A specific result will be the acceleration of the integration of our sequencing and genotyping technologies. Additionally, it will enable us to put more focus on developing our diagnostics business,” said Jay Flatley, President and Chief Executive Officer of Illumina.

The timing of this reorganization was driven by several management changes. John Stuelpnagel, Senior Vice President, Chief Operating Officer and General Manager, Arrays has decided to move to part-time status as of April 1, 2008. Dr. Stuelpnagel is expected to have a continuing role with the company working on key projects as an Illumina Fellow. Additionally, he will step down from Illumina’s Board of Directors as of that date.

“John has spent the last ten years founding, building and leading Illumina into a pre-eminent life sciences company. Although we are disappointed that John has decided to step down from his full time role, we expect to continue to benefit from his broad experience, leadership and vision,” said Flatley.

John West, Senior Vice President and General Manager, Sequencing has announced his resignation effective February 1, 2008. “As the former CEO of Solexa, John has been instrumental in building the next generation sequencing market and facilitating the integration of Solexa into Illumina. We thank John for his outstanding contributions to Solexa and Illumina and wish him well in his future endeavors,” Flatley said.

Effective immediately, Christian Henry, Senior Vice President and Chief Financial Officer will take on the role of Acting General Manager of the Sequencing business. In addition to his other duties, Mr. Henry’s primary goal will be to effectively manage the integration of the Sequencing business into the new combined Life Sciences Business Unit. The integration is expected to be completed before the end of the second quarter.

The Company is pleased to announce that it has hired a Senior Vice President and General Manager, Life Sciences who will be responsible for managing the newly created Life Sciences Business Unit. We expect this individual to fully complete the transition from his current role to Illumina by April 1, 2008.

Illumina is also pleased to announce that it has hired a Senior Vice President and General Manager, Diagnostics. Expected to start in early March 2008, this senior executive brings a wealth of diagnostic experience to Illumina. “His leadership will help mold our diagnostic strategy and operations to leverage the key assets of the company,” explained Flatley.

As a result of our rapid growth, the company has initiated searches for a Senior Vice President Product Development and a Senior Vice President of Operations. These new positions will report to the General Manager, Life Sciences. We expect to integrate all product development activities from the array and sequencing businesses under the Senior Vice President Product Development. Similarly, all manufacturing and materials activities will be integrated under the Senior Vice President Operations. We will continue to operate in all our existing development and manufacturing locations, namely San Diego, Hayward and Little Chesterford, UK.

“To keep pace with our rapid growth, Illumina’s infrastructure has matured significantly over the last several years. Our new organizational structure is a required evolution on the path toward our goal of becoming the global leader in genetic analysis. I look forward to an exciting 2008 for Illumina,” continued Flatley.

About Illumina
Illumina is a leading developer, manufacturer and marketer of next-generation life science tools and integrated systems for the analysis of genetic variation and biological function. Using our proprietary technologies, we provide a comprehensive line of products and services that currently serve the sequencing, genotyping, and gene expression markets, and we expect to enter the market for molecular diagnostics. Our customers include leading genomic research centers, pharmaceutical companies, academic institutions, clinical research organizations and biotechnology companies. Our tools provide researchers around the world with the performance, throughput, cost effectiveness and flexibility necessary to perform the billions of genetic tests needed to extract valuable medical information from advances in genomics and proteomics. We believe this information will enable researchers to correlate genetic variation and biological function, which will enhance drug discovery and clinical research, allow diseases to be detected earlier and permit better choices of drugs for individual patients.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix and our ability (i) to integrate effectively our recent acquisition of Solexa, Inc., (ii) to develop and commercialize further our BeadArrayTM, VeraCodeTM and Solexa® technologies and to deploy new gene expression and genotyping products and applications for our technology platforms, (iii) to manufacture robust micro arrays and Oligator® oligonucleotides, (iv) to integrate and scale our VeraCode technology, (v) to scale further oligo synthesis output and technology to satisfy market demand derived from our collaboration with Invitrogen, together with other factors detailed in our filings with the Securities and Exchange Commission including our recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. We disclaim any intent or obligation to update these forward-looking statements beyond the date of this release.

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CONTACTS

Media:	Investors:
Maurissa Bornstein Public Relations Manager 858.332.4055 mbornstein@illumina.com	Peter J. Fromen Sr. Director, Investor Relations 858.202.4507 pfromen@illumina.com